Exhibit 10.25

                                  SAUCONY, INC.

                  Summary of Non-Employee Director Compensation

                                  March 1, 2005



     The compensation committee of the board of directors of Saucony, Inc. periodically reviews and makes recommendations to the full board of directors with respect to the form and amount of director compensation. The following is a summary, as of the date set forth above, of the compensation for our directors who are not employees of Saucony, which compensation is subject to adjustment and change.

Annual Retainer and Meeting Fees

     Each non- employee director is paid an annual cash retainer of $30,000. Non-employee directors are also paid a fee of $1,500 for each meeting of the board of directors they attend in person and $500 for each meeting of the board of directors they attend via telephone.

Stock Options

     In addition, our board of directors has adopted a policy under which it grants stock options to each director who is not an employee of Saucony. Each non-employee director annually receives, following the annual meeting of shareholders, a nonqualified stock option to purchase 15,000 shares of our class B common stock. These options are granted with an exercise price equal to the per share fair market value of our class B common stock on the date of grant and are exercisable immediately.